FOR IMMEDIATE RELEASE

Lightbridge Announces Planned One-for-Five Reverse Split and Other Initiatives
to Regain Compliance with NASDAQ Listing Requirements and to Close on $2.8 Million of Financing

RESTON, VA. – July 5, 2016 – Lightbridge Corporation (NASDAQ: LTBR), a U.S. nuclear fuel technology company, today announced that its board of directors has approved a one-for-five reverse stock split of the Company’s common stock, with an anticipated effective date of Wednesday, July 20, 2016.

Based on the closing price of the Company’s common stock on July 1, 2016 of $0.50 per share, the Company projects that the closing bid for its common stock will be above $2.00 per share following the one-for-five reverse stock split, allowing the Company to regain compliance with NASDAQ’s minimum closing bid price requirement of $1.00 per share, which the Company anticipates satisfying 10 trading days following the reverse stock split.

As previously announced, on June 28, 2016, Lightbridge entered into a Securities Purchase Agreement with General International Holdings, Inc. (“GIH”), pursuant to which the Company has agreed to sell 5.1 million shares of the Company’s Non-Voting Series A Convertible Preferred Stock (the “Preferred Stock”) to GIH for $2.8 million, subject to certain closing conditions, including the Company's continued listing on the NASDAQ Capital Market. The purchase price for the preferred shares is $0.55 per share and the preferred shares are convertible into common stock on a one-for-one basis. As a result of this financing and other initiatives undertaken by the Lightbridge, the Company expects to increase its stockholders’ equity above $2.5 million and thereby regain compliance with NASDAQ’s stockholders’ equity continued listing requirement.

Seth Grae, President & Chief Executive Officer of Lightbridge, commented, “We have made tremendous progress advancing our technology and executing on our business strategy through collaboration with many of the leading players in the nuclear power industry. Through this reverse split and recent capital raises at favorable terms, we are shoring up our capital structure and balance sheet to maintain our NASDAQ listing in advance of several major milestones we expect to reach later this year. These milestones will significantly advance Lightbridge’s nuclear fuel technology towards large-scale commercialization and drive value for our shareholders.”

The combination of, and reduction in, the number of shares of the Company’s outstanding common stock as a result of the reverse stock split will occur automatically at 12:01 a.m. on July 20, 2016, without any further action on the part of the Company’s stockholders and without regard to the date that stock certificates representing the pre-reverse stock split outstanding shares of the Company’s common stock are physically surrendered for certificates representing the post-reverse stock split shares of the common stock. The authorized number of shares of the Company’s preferred stock and common stock will change as a result of the reverse stock split to 10 million shares of preferred stock authorized and 100 million shares of common stock authorized. Immediately after the reverse stock split becomes effective, the Company will have approximately 4.8 million shares of common stock outstanding.

As a result of the reverse stock split, every five shares of issued and outstanding common stock will be converted into one share of issued and outstanding common stock. Any fractional share resulting from the reverse stock split will be rounded up to the nearest whole share. With respect to outstanding options, rights and warrants to purchase the Company’s common stock, the number of shares of common stock that can be purchased under the outstanding options, rights and warrants will be automatically decreased by a factor of five and the respective exercise prices of the options will automatically increase by a factor of five as of 12:01 a.m. July 20, 2016.

Holders of share certificates will receive instructions from the Company’s transfer agent, Computershare, Inc., regarding the process for exchanging their certificates. Computershare, Inc. can be reached +1 800-962-4284.

About Lightbridge Corporation
Lightbridge is a nuclear fuel development company based in Reston, Virginia, USA. The Company develops proprietary next generation nuclear fuel technologies for current and future nuclear reactor systems. Lightbridge's breakthrough fuel technology is establishing new global standards for safe and clean nuclear power and leading the way to a sustainable energy future. The Company also provides comprehensive advisory services for established and emerging nuclear programs based on a philosophy of transparency, non-proliferation, safety and operational excellence. Lightbridge consultants provide integrated strategic advice and expertise across a range of disciplines including regulatory affairs, nuclear reactor procurement and deployment, reactor and fuel technology and international relations. The Company leverages those broad and integrated capabilities by offering its services to commercial entities and governments with a need to establish or expand nuclear industry capabilities and infrastructure.

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Forward Looking Statements
With the exception of historical matters, the matters discussed in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company's competitive position, the timing of demonstration testing and commercial production, the Company’s entry into a strategic arrangement with a major utility and entry into agreements with nuclear fuel manufacturers and the timing thereof, the Company’s anticipated financial resources and position and the expected timing of the reverse stock split and closing of financings, the Company’s continued listing on NASDAQ, the Company’s product and service offerings and the expected market and revenues for the Company’s product and service offerings. These statements are based on current expectations on the date of this news release and involve a number of risks and uncertainties that may cause actual results to differ significantly from such estimates. The risks include, but are not limited to, the degree of market adoption of the Company's product and service offerings; market competition; dependence on strategic partners; demand for fuel for nuclear reactors; and the Company's ability to manage its business effectively in a rapidly evolving market, as well as other factors described in Lightbridge's filings with the Securities and Exchange Commission. Lightbridge does not assume any obligation to update or revise any such forward-looking statements, whether as the result of new developments or otherwise. Readers are cautioned not to put undue reliance on forward-looking statements.

Investor Relations Contact:
David Waldman/Natalya Rudman
Crescendo Communications, LLC
Tel. + 1 855-379-9900
Ltbr@crescendo-ir.com